Filed Pursuant to Rule 424(b)(5)
Registration No. 333-208155

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
5.875% Senior Notes due 2026	$750,000,000	100.098%	$750,735,000	$87,010.19

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

(2)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-208155) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To the prospectus dated November 20, 2015)

$750,000,000

HollyFrontier Corporation

5.875% Senior Notes due 2026

We are offering $750,000,000 principal amount of 5.875% Senior Notes due 2026. The notes offered hereby represent a re-opening of our outstanding 5.875% Senior Notes due 2026. We issued $250,000,000 in aggregate principal amount of this series on March 22, 2016, and the total aggregate principal amount outstanding for this series is now $1,000,000,000. The notes offered hereby will form a single series with the original notes of that series, will trade under the same CUSIP number, and will have the same terms as to status, redemption or otherwise as the original notes of that series. We refer to both the notes offered hereby and the original notes as the “notes.” The notes bear interest at the rate of 5.875% per year and will mature on April 1, 2026. Interest on the notes is payable semi-annually in arrears on April 1 and October 1 of each year, with the next interest payment due on April 1, 2017.

The notes are senior unsecured obligations of HollyFrontier Corporation and rank equally in right of payment with all of our existing and future senior indebtedness. There is no sinking fund for the notes. We may redeem the notes, in whole or in part, at any time and from time to time at the applicable redemption price set forth under “Description of Notes—Optional Redemption” in this prospectus supplement.

Investing in the notes involves risks. See “Risk Factors” on page S-4 and carefully read and consider the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, and in Item IA of our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2016 and September 30, 2016, incorporated herein by reference.

	Per Note	Total
Public offering price(1)	100.098%	$750,735,000
Underwriting discount(2)	0.650%	$4,875,000
Proceeds, before expenses, to HollyFrontier Corporation(1)	99.448%	$745,860,000

(1)	Plus accrued interest from October 1, 2016.
(2)	We refer you to “Underwriting (Conflicts of Interest)” beginning on page S-25 of this prospectus supplement for additional information regarding underwriting compensation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about November 21, 2016, in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank SA/NV and Clearstream Banking, societé anonyme.

Joint Book-Running Managers

Citigroup	BofA Merrill Lynch	Goldman, Sachs & Co.	MUFG	TD Securities

PNC Capital Markets LLC	Scotiabank	SMBC Nikko

SunTrust Robinson Humphrey	Wells Fargo Securities

Senior Co-Managers

BNP PARIBAS	Citizens Capital Markets	US Bancorp

Co-Managers

Comerica Securities	Deutsche Bank Securities	Fifth Third Securities

November 16, 2016

Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of and other information relating to this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information or represent anything about us, our financial results or this offering not contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor anyone acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

S-i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and some of the documents we incorporate herein by reference contain various “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus or the documents we have incorporated herein or therein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “should,” “would,” “could,” “believe,” “may” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in our markets;

•	the demand for and supply of crude oil and refined products;

•	the spread between market prices for refined products and market prices for crude oil;

•	the possibility of constraints on the transportation of refined products;

•	the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines;

•	effects of governmental and environmental regulations and policies;

•	the availability and cost of our financing;

•	the effectiveness of our capital investments and marketing strategies;

•	our efficiency in carrying out construction projects;

•	our ability to acquire refined product operations or pipeline and terminal operations on acceptable terms and to integrate any existing or future acquired operations;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in our filings with the Commission.

This summary discussion should be read in conjunction with the discussion of the known material risk factors and other cautionary statements under the heading “Risk Factors” included in this prospectus supplement and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, and in Item IA of our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2016 and September 30, 2016, each of which is incorporated herein by reference. All forward-looking statements included in this prospectus supplement and all subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by those cautionary statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

S-ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus or the documents incorporated herein by reference. It does not contain all of the information that you should consider before investing in the notes. This prospectus supplement includes specific terms of the offering of the notes and information about our business. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents incorporated herein by reference before making an investment decision.

You should read “Risk Factors” beginning on page S-4 of this prospectus supplement as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2015, and in our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2016 and September 30, 2016, incorporated herein by reference, for more information about important factors that you should consider before making an investment decision. References in this prospectus supplement to “HollyFrontier,” “we,” “our,” “us” or similar terms refer either to HollyFrontier Corporation or to HollyFrontier Corporation and its subsidiaries collectively, as the context requires.

The Company

We are principally an independent petroleum refiner that produces high-value refined products such as gasoline, diesel fuel, jet fuel, specialty lubricant products, and specialty and modified asphalt. We own and operate refineries having a combined nameplate crude oil processing capacity of 457,000 barrels per day that serve markets throughout the Mid-Continent, Southwest and Rocky Mountain regions of the United States. Our refineries are located in El Dorado, Kansas; Tulsa, Oklahoma, which comprise two production facilities, the Tulsa West and East facilities; Artesia, New Mexico, which operates in conjunction with crude, vacuum distillation and other facilities situated 65 miles away in Lovington, New Mexico; Cheyenne, Wyoming and Woods Cross, Utah. Additionally, we own a 37% interest (including the general partner interest) in Holly Energy Partners, L.P. (“HEP”).

Our principal corporate offices are located at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and our telephone number is (214) 871-3555.

Indebtedness of the Company

As of September 30, 2016, debt of HollyFrontier totaled approximately $1,665.6 million, of which debt of HEP, whose debt is included in our consolidated financial statements, totaled approximately $1,070.6 million. HEP’s indebtedness is the obligation solely of HEP and HEP’s wholly-owned subsidiaries and is not guaranteed by HollyFrontier or any of its other subsidiaries.

For additional details, please see “Capitalization” and Note 9 to the unaudited consolidated financial statements of HollyFrontier included in Item 1 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which is incorporated herein by reference.

Recent Developments

On October 29, 2016, 9952110 Canada Inc., a wholly-owned subsidiary of HollyFrontier, entered into a share purchase agreement with Suncor Energy Inc. to acquire 100% of the outstanding capital stock of Petro-Canada Lubricants Inc. (“Petro-Canada”), for cash consideration of CAD $1.125 billion (or approximately $845 million based on the exchange rate at time of signing) subject to customary adjustments at closing. The Petro-Canada plant, located in Mississauga, Ontario, is the largest producer of base oils in Canada with 15,600 BPD of lubricant production capacity, and is the only North American producer of high margin Group III base oils. The acquisition is expected to close in the first quarter of 2017, subject to the receipt of certain regulatory approvals and other customary closing conditions.

The Offering

The summary below describes the principal terms of the notes offered hereby. Certain of the terms described below are subject to important limitations and exceptions. You should read the full text and more specific details contained elsewhere in this prospectus supplement under the heading “Description of Notes” and in the accompanying prospectus under the heading “Description of Debt Securities.” The description of the terms of the notes contained in this prospectus supplement under “Description of Notes” supplements, and to the extent inconsistent therewith replaces, the description set forth under “Description of Debt Securities” in the accompanying prospectus.

Issuer	HollyFrontier Corporation.

Securities Offered	$750,000,000 aggregate principal amount of 5.875% Senior Notes due 2026. The notes offered hereby represent a re-opening of our outstanding 5.875% Senior Notes due 2026. We issued $250,000,000 in aggregate principal amount of this series on March 22, 2016 and the total aggregate principal amount outstanding for this series is now $1,000,000,000. The notes offered hereby will form a single series with the original notes of that series, will trade under the same CUSIP number, and will have the same terms as to status, redemption or otherwise as the original notes of that series.

Maturity	April 1, 2026.

Interest Payment Dates	April 1 and October 1 of each year, with the next interest payment being due on April 1, 2017. Interest on the notes offered hereby will accrue from October 1, 2016.

Ranking	The notes are our senior unsecured obligations and rank equally in right of payment with all of our existing and future senior indebtedness. The notes are effectively subordinated to all of our existing and future secured indebtedness or other secured liabilities to the extent of the value of the assets securing such indebtedness or other liabilities, and are structurally subordinated to all obligations of our subsidiaries.

Optional Redemption	We may redeem the notes, in whole or in part at any time prior to January 1, 2026 (three months prior to the maturity date of the notes), at the redemption price described under “Description of Notes—Optional Redemption.” If we elect to redeem the notes, in whole or in part, on or after January 1, 2026 (three months prior to the maturity date of the notes), we will pay an amount equal to 100% of the principal amount of the notes. In either case, we will also pay accrued and unpaid interest on the notes redeemed to, but excluding, the date of redemption.

Covenants

The indenture under which the notes are issued limits, subject to the exceptions described under “Description of Notes—Certain Covenants,” our ability (1) to place liens on our principal properties securing our other indebtedness, without securing the notes equally and ratably with such other indebtedness, and (2) to engage in certain sale-leaseback transactions. The indenture also includes requirements that must be met if we consolidate with or merge into, or transfer or dispose of all or substantially all of our assets to, another entity. See “Description of Notes—Certain Covenants—Consolidation, Merger and Sale.”

Use of Proceeds	We estimate that the net proceeds of this offering will be approximately $745.5 million, after deducting the underwriting discount and our estimated offering expenses, but excluding accrued interest to be paid by purchasers of the notes. We intend to use the net proceeds from this offering to prepay our $350 million term loan (the “Term Loan”) and for general corporate purposes, which may include a portion of the purchase price for Petro-Canada and capital expenditures.

Conflicts of Interest	As described in “Use of Proceeds,” a portion of the net proceeds from this offering will be used to repay outstanding borrowings under our Term Loan. Certain affiliates of the underwriters are lenders under our Term Loan. Because affiliates of Citigroup Global Markets Inc., TD Securities (USA) LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, each will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under our Term Loan, each of Citigroup Global Markets Inc., TD Securities (USA) LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC are deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as the notes will be rated by one or more of the nationally recognized statistical rating organizations in one of the four highest generic rating categories. Pursuant to FINRA Rule 5121, Citigroup Global Markets Inc., TD Securities (USA) LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder.

Listing	We do not intend to apply to list the notes on any securities exchange or for quotation of the notes on any automated quotation system.

Governing Law	The notes and the indenture are governed by, and will be construed in accordance with, the laws of the State of New York.

Trustee	Wells Fargo Bank, N.A.

Risk Factors	In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, the specific factors set forth under “Risk Factors” for risks involved with an investment in the notes.

RISK FACTORS

An investment in our notes involves risks. Before you invest in the notes offered hereby, you should carefully consider those risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2015, and in our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2016 and September 30, 2016, each of which is incorporated herein by reference, together with all of the other information included in this prospectus supplement, the accompanying prospectus and the documents we incorporate herein by reference in evaluating an investment in the notes. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statement Regarding Forward-Looking Statements,” included elsewhere in this prospectus supplement. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in the foregoing documents and the other information included in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus. If any of these risks occur, our business, financial condition or results of operations could be adversely affected.

Risks Related to the Notes

The notes are structurally subordinated to certain of our and our subsidiaries’ existing and future debt and other liabilities.

The notes are our senior unsecured obligations and rank pari passu in right of payment with all of our other existing and future senior debt. In addition, we are a holding company and conduct substantially all of our operations through subsidiaries, and the notes are structurally subordinated to all obligations of such subsidiaries. None of our subsidiaries guarantee the notes, and our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments.

In addition to the various potential limitations on our ability to receive payments from our subsidiaries discussed below, any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization and the consequent right of the holders of the notes to participate in those assets will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be effectively subordinate to any secured indebtedness and other secured liabilities of such subsidiary to the extent of the value of the assets securing such indebtedness and other liabilities.

Our holding company structure creates a dependence on the earnings of our subsidiaries and may impair our ability to repay the notes.

We are a holding company whose assets consist of direct and indirect ownership interests in, and substantially all of whose business is conducted through, its subsidiaries. Consequently, our ability to repay our debt, including the notes, depends on the earnings of our subsidiaries, as well as our ability to receive funds from such subsidiaries through dividends, repayment of intercompany notes or other payments. The ability of our subsidiaries to pay dividends, repay intercompany notes or make other advances to us is subject to restrictions imposed by applicable laws, tax considerations and the terms of agreements governing our subsidiaries.

We and our subsidiaries may still be able to incur substantially more debt, and this could further exacerbate the risks described in this prospectus supplement.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. We are not restricted under the terms of the notes or the indenture pursuant to which the notes are issued from incurring additional indebtedness, including secured debt, except for certain indebtedness secured by liens related to our principal properties. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations. Our ability to recapitalize, incur additional debt, and to take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, result in a loss in the market value of the notes and create a risk that the credit rating of the notes may be lowered or withdrawn. In addition, our ability to repurchase shares of our common stock is not restricted by the terms of the notes.

In the event of a default, we may have insufficient funds to make any payments due on the notes.

A default under the indenture pursuant to which the notes are issued could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The notes have only limited covenant protection.

Except for limitations on liens and sale and leaseback transactions, the indenture does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. In addition, the indenture does not contain covenants or other provisions to afford protection to holders of the notes in the event of a change of control involving us.

The notes currently have no established trading or other public market.

The notes currently have no established or other public trading market. We do not intend to apply for the listing of the notes on any securities exchange or for quotation of the notes on any automated quotation system. We cannot assure you that any active or liquid market for the notes will develop, or if one does develop, that it will be maintained. If an active or liquid market for the notes fails to develop or be sustained, the price and liquidity of the notes could be adversely affected, and you may be unable to sell your notes at a price that you deem sufficient or at all. The liquidity of any market for the notes depends on the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in these notes and other factors. An active or liquid market for the notes may never develop or be maintained. In addition, the market value of the notes may fluctuate with changes in prevailing interest rates, market perceptions of the risks associated with the notes, supply and other market conditions. Consequently, any sale of notes by holders thereof in any secondary market which may occur may be at a discount to the original purchase price of such notes.

Changes in our credit ratings or the debt markets may adversely affect your investment in the notes.

The notes are currently rated by two nationally recognized statistical rating organizations. These ratings, which are based on current information furnished to the rating agencies by us and obtained from other sources, are subject to revision or withdrawal at any time by the rating agencies. Therefore, we may not be able to maintain these credit ratings. Actual or anticipated changes in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the value and liquidity of the notes. Ratings are not recommendations to purchase, hold or sell the notes, in as much as a rating does not comment as to market price or suitability for a particular investor. Our credit ratings may not reflect all risks of an investment in the notes.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $745.5 million from this offering, after deducting the underwriting discount and our estimated offering expenses, but excluding accrued interest to be paid by purchasers of the notes. We will use the net proceeds to prepay our Term Loan in full and for general corporate purposes, which may include a portion of the purchase price for Petro-Canada and capital expenditures.

As of September 30, 2016, we had $350 million of indebtedness outstanding under our Term Loan. The Term Loan is fully drawn and may be used for general corporate purposes. The Term Loan matures in April 2019, and as of September 30, 2016, the effective interest rate on the Term Loan was 2.46%.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of calculating the ratio of earnings to fixed charges, earnings represents pre-tax income adjusted for undistributed earnings/loss of equity method investments and before deducting fixed charges. Fixed charges include interest and 33.33% of total rental expense, which is the portion deemed to be interest. Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months Ended September 30, 2016	Years Ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	*	15.3	6.4	12.1	21.5	15.2

*	Fixed charges exceeded earnings by $260.1 million for the nine months ended September 30, 2016.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2016:

•	on a historical basis; and

•	as adjusted to reflect the sale of the notes offered hereby and the application of the net proceeds therefrom as described in “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements (including the accompanying notes) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in Item 2 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 that is incorporated herein by reference.

	As of September 30, 2016
	Historical	As Adjusted
	(in thousands, unaudited)
Cash and cash equivalents and marketable securities	$478,163	$873,623

Debt:
HollyFrontier debt:
Revolving credit agreement(1)	$—	$—
Term loan	350,000	—
5.875% senior notes due 2026	250,000	1,000,000
Unamortized discount and debt issuance costs	(5,013)	(9,206)

Total HollyFrontier debt	594,987	990,794
HEP debt(2):
Revolving credit agreement(3)	380,000	380,000
6.50% senior notes due 2020	300,000	300,000
6% senior notes due 2024	400,000	400,000
Unamortized discount and debt issuance costs	(9,385)	(9,385)

Total HEP debt	1,070,615	1,070,615

Total debt	1,665,602	2,061,409

Equity:
Stockholders’ equity	4,662,214	4,662,214
Noncontrolling interest	558,187	558,187
Total equity	5,220,401	5,220,401

Total capitalization	$6,886,003	$7,281,810

(1)	As of November 11, 2016, HollyFrontier had no borrowings outstanding under its revolving credit facility and had $4.4 million of letters of credit outstanding, leaving $995.6 million available for future borrowings.
(2)	HEP’s debt is recourse only to HEP and its wholly-owned subsidiaries.
(3)	As of November 11, 2016, HEP had $586.0 million of borrowings outstanding under its senior secured revolving credit facility, leaving $614.0 million available for future borrowings. HEP’s obligations under this facility are collateralized by substantially all of its assets.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as the “debt securities”) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” in the accompanying prospectus, to which we refer you.

General

We will issue the notes offered hereby under an indenture (the “base indenture”), dated as of March 22, 2016, between us and Wells Fargo Bank, N.A., as trustee, as supplemented by the First Supplemental Indenture thereto with respect to the notes dated as of March 22, 2016 (the base indenture, as supplemented and amended by the First Supplemental Indenture, the “indenture”). The notes offered hereby represent a re-opening of our outstanding 5.875% Senior Notes due 2026. We issued $250,000,000 in aggregate principal amount of this series on March 22, 2016, and the total aggregate principal amount outstanding for this series is now $1,000,000,000. The notes offered hereby will form a single series with the original notes of that series, will trade under the same CUSIP number, and will have the same terms as to status, redemption or otherwise as the original notes of that series.

The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder, and following the issuance of the notes offered hereby, debt securities may be issued thereunder from time to time in one or more additional series. We may “re-open” again this series of notes and issue an unlimited principal amount of additional notes in the future without the consent of any holder of the notes; provided that if the additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Principal, Interest and Maturity

The notes offered hereby are limited to $750,000,000 aggregate principal amount, and will mature on April 1, 2026.

The notes offered hereby will bear interest at the rate of 5.875% per annum from October 1, 2016, or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in arrears on April 1 and October 1 of each year, with the next interest payment being due on April 1, 2017, to the persons in whose names such notes are registered at the close of business on the March 15 or September 15 prior to such interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date, redemption date or maturity date of any note falls on a day that is not a business day, then payment of principal, premium, if any, or interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made.

The notes are not entitled to the benefit of any sinking fund.

Ranking

The notes are unsecured, rank equally in right of payment with all the existing and future unsubordinated debt of HollyFrontier, are senior to any future subordinated debt of HollyFrontier, are effectively subordinated to any existing and future secured debt and other secured liabilities of HollyFrontier to the extent of the value of the assets securing such indebtedness or other liabilities and are structurally subordinated to all existing and future debt and other liabilities of our subsidiaries.

Form and Denomination

We will issue the notes in fully registered form only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented initially by one or more global notes, as described below under “—Book-Entry System, Form and Delivery.”

Optional Redemption

We have the right to redeem the notes, in whole or in part, at any time and from time to time prior to maturity. If the notes are redeemed at any time prior to the Par Call Date (as defined below), the notes will be redeemed at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such notes that would have been made if the notes matured on the Par Call Date (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, such redemption date.

If the notes are redeemed on or after the Par Call Date, the notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date. In either case, the redemption is subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or before the date of redemption.

For purposes of determining the redemption price, the following definitions will apply:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed, calculated as if the maturity date of the notes were the Par Call Date (the “Remaining Life”), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Par Call Date” means January 1, 2026 (three months prior to the maturity date).

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of (i) Citigroup Global Markets Inc., (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, (iii) a Primary Treasury Dealer (as defined herein) selected by Mitsubishi UFJ Securities (USA), Inc., and (iv) a Primary Treasury Dealer (as defined herein) selected by Wells Fargo Securities, LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated yield (on a day count basis) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated by the Quotation Agent on the third business day preceding the redemption date.

Any such redemption may, at our discretion, be conditioned upon the closing of another transaction, including a sale of securities or other financing, in each case as specified in the notice in reasonable detail. A notice of conditional redemption will be of no effect unless all conditions to the redemption have occurred on or before the redemption date or have been waived by us on or before the redemption date. We will provide notice of the satisfaction of all conditions as soon as practicable following occurrence of the conditions. We will provide notice of any waiver of a condition or failure to meet such condition no later than the redemption date.

We will mail a notice of redemption at least 20 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If we elect to partially redeem the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Certain Covenants

The indenture contains covenants limiting certain liens and sale-leaseback transactions and certain consolidations, mergers and asset sales described below. These descriptions that follow replace those contained in the accompanying prospectus under the headings “Description of Debt Securities—Limitation on Liens,” “—Limitations on Sale/Leaseback Transactions” and “—Consolidation, Merger and Sale.” Certain defined terms used in these descriptions are defined under “—Related Definitions” below.

Limitations on Liens

So long as any notes are outstanding, neither we nor any of our Principal Domestic Subsidiaries will create or assume any liens upon any Principal Property or capital stock of any of our Principal Domestic Subsidiaries to secure any indebtedness for money borrowed, unless the notes, together with any other debt securities we may issue under the indenture (and, if we so determine, any other indebtedness ranking equally with the notes) are secured equally and ratably with or prior to the indebtedness secured by the lien, for so long as such indebtedness is secured.

However, this covenant excludes the following liens (“Permitted Liens”):

•	subject to certain limitations, any lien created to secure all or part of the purchase price of any property or to secure a loan made to finance the acquisition of the property described in such lien;

•

subject to certain limitations, any lien existing on any property at the time of its acquisition or any lien created on property acquired, constructed or improved by us not later than 24 months thereafter;

•

subject to certain limitations, any lien created in connection with the operation or use of any property acquired or constructed by us and created within 12 months after the acquisition, construction or commencement of full operations on the property, whichever is later;

•

subject to certain limitations, any lien existing on any property or stock or other equity interests of an entity at the time it is acquired by us or any Subsidiary, whether through merger, consolidation, purchase of assets or otherwise;

•

any mechanic’s or materialmen’s lien or any lien related to workmen’s compensation or other insurance, good faith deposits in connection with tenders or leases of real estate, bids or contracts, deposits to secure public or statutory obligations, deposits to secure or in lieu of surety, stay or appeal bonds and deposits as security for the payment of taxes or assessments or other similar charges, and liens arising in connection with statutory or contractual set-off provisions granted or arising in the ordinary course of business;

•	any lien arising by reason of deposits with or the giving of any form of security to any governmental agency, including for taxes and other governmental charges;

•	liens for taxes or charges which are not delinquent or are being contested in good faith;

•

liens due to zoning, planning and environmental laws and ordinances and governmental regulations; minor defects or irregularities in or encumbrances on the titles to properties which in the aggregate do not materially impair the use of our property; easements, exceptions or reservations in any of our property granted or reserved for the purpose of pipelines, roads, telecommunication equipment and cable, streets, alleys, highways, railroad purposes, the removal of oil, gas, coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, facilities and equipment, which do not materially impair the use of our property, or materially detract from the value of the property subject thereto;

•	any judgment lien the execution of which has been stayed or which has been appealed and secured, and are being contested in good faith;

•	any intercompany lien;

•	any lien on current assets created to secure indebtedness and letter of credit reimbursement obligations incurred in connection with the extension of working capital financing;

•	any lien existing on the date of the indenture;

•

liens incurred in connection with the borrowing of funds, if such funds are used within 120 days to repay indebtedness of at least an equal amount secured by a lien on our property having a fair market value at least equal to the fair market value of the property securing the new lien;

•

liens securing industrial development, pollution control or other revenue bonds issued or guaranteed by the United States of America, or any State, or any department, agency, instrumentality or political subdivision of either; or

•	subject to certain limitations, the renewal, refunding or extension of maturity of certain liens described above.

Notwithstanding the preceding, we and any of our Principal Domestic Subsidiaries may create or assume any lien upon any Principal Property or capital stock of any of our Principal Domestic Subsidiaries to secure any indebtedness for money borrowed (other than debt securities issued under the indenture), which lien is not already excepted from this covenant as a Permitted Lien, without securing the notes or any other series of debt securities then outstanding, provided that the aggregate principal amount of all such indebtedness then outstanding secured by such lien and all other similar liens other than Permitted Liens, together with all Attributable Indebtedness then outstanding from sale/leaseback transactions, excluding sale-leaseback transactions permitted in the second paragraph under “—Limitations on Sale/Leaseback Transactions” below, does not exceed 15% of our Consolidated Adjusted Net Assets.

Limitations on Sale/Leaseback Transactions

The indenture also provides that, for so long as any notes are outstanding, neither we nor our Principal Domestic Subsidiaries will enter into any sale/leaseback transactions with regard to any Principal Property, providing for the leasing back to us or a Principal Domestic Subsidiary by a third party for a period of more than three years of such Principal Property which has been or is to be sold or transferred by us or such Principal Domestic Subsidiary to such third party or to any other person.

This covenant has exceptions that permit transactions of this nature under the following circumstances:

•

we would be entitled, pursuant to the “Limitations on Liens” covenant described above, to incur indebtedness secured by a lien on the property to be leased, without equally and ratably securing the notes and any other series of debt securities then outstanding; or

•	within 12 months after the effective date of such sale/leaseback transaction, we apply an amount equal to the Attributable Indebtedness from such transaction:

•	to the voluntary retirement of Funded Debt, subject to certain limitations, or

•	to the direct or indirect acquisition, construction, improvement or expansion of another Principal Property, including through acquisition of a Principal Domestic Subsidiary.

In addition, we are permitted to enter into sale/leaseback transactions with Holly Logistic Services, L.L.C., Holly Energy Partners, L.P. and their respective subsidiaries without any limitations.

Notwithstanding the preceding, we may, and may permit any of our Principal Domestic Subsidiaries to, enter into any sale/leaseback transaction that is not excepted above, provided that the Attributable Indebtedness from such sale/leaseback transaction, together with the aggregate principal amount of then outstanding indebtedness (other than debt securities issued under the indenture) secured by liens (other than Permitted Liens) upon Principal Properties, does not exceed 15% of our Consolidated Adjusted Net Assets.

Related Definitions

Certain terms used in the descriptions of the two preceding covenants have the following meanings:

“Attributable Indebtedness,” when used with respect to any sale/leaseback transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in such transaction, of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights during the remaining term of the lease included in such sale/leaseback transaction including any period for which such lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no such termination.

“Consolidated Adjusted Net Assets” means the total amount of assets of us and our Subsidiaries, less (i) all current liabilities (excluding the amount of those liabilities that are by their terms extendable or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term debt); and (ii) total prepaid expenses and deferred charges, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of us and our Subsidiaries, for the most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

“Funded Debt” means generally any indebtedness of us or our Subsidiaries which would be classified as long-term debt or capital lease obligations, but in any event including all indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities).

“Principal Domestic Subsidiary” means any Subsidiary (i) that has substantially all its assets in the United States and (ii) that owns a Principal Property.

“Principal Property” means any of our or our Subsidiaries’ refineries in the United States. This term excludes any refinery that in our opinion is not material to our and our Subsidiaries’ total business conducted as an entirety or any portion of a particular property that is similarly found not to be material to the use or operation of such property. This term also excludes any transportation or marketing facilities or assets.

“Subsidiary” means any entity of which at the time of determination we or one or more of our Subsidiaries owns or controls directly or indirectly more than 50% of the shares of voting stock or the outstanding partnership or similar interests and any limited partnership (i) of which we or any one of our Subsidiaries is a general partner and (ii) which is consolidated with us for financial reporting purposes; provided that Holly Logistic Services, L.L.C. and Holly Energy Partners, L.P. and their respective Subsidiaries, for so long as Holly Energy Partners, L.P. is not wholly owned, directly or indirectly, by us, in each case shall be deemed not to be Subsidiaries.

“wholly owned” means, when used with reference to an entity, an entity of which all of the outstanding capital stock (except for qualifying shares) or partnership or similar interests, as applicable, is owned by us or by one or more of our wholly owned Subsidiaries.

Consolidation, Merger and Sale

The indenture provides that we will consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only if:

•	we are the continuing corporation;

•

we are not the continuing corporation, but the successor is a corporation, partnership or trust organized and existing under the laws of any U.S. jurisdiction and assumes all of our obligations under the indenture and the debt securities, and

•	in either case, immediately after giving effect to the transaction, no default or event of default would occur and be continuing under the indenture.

Book-Entry System, Form and Delivery

We have obtained the information in this section concerning The Depository Trust Company (“DTC”), Clearstream Banking S.A., Luxembourg (“Clearstream”) and Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the U.S. through DTC, or in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated Notes”:

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus supplement or the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•

all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

The Depository Trust Company

DTC acts as securities depositary for the notes. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in “—Certificated Notes.”

To facilitate subsequent transfers, all notes deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

Book-Entry Format; Clearance and Settlement Procedures

Under the book-entry format, the paying agent will make all payments on the notes to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee nor any paying agent will have any direct responsibility or liability for the payment of principal, premium, if any, or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee have no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. In addition, we and the trustee have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant U.S. tax laws and regulations. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

Transfers Within and Among Book-Entry Systems

Initial settlement for the notes offered hereby will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time-zone differences, credits of securities received in Clearstream or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream customer or Euroclear participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash amount only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear has agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice;

•	an Event of Default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

The Trustee

The trustee under the indenture for the notes is Wells Fargo Bank, N.A. We have appointed the trustee as the paying agent and security registrar with respect to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. The trustee and its affiliates have in the past provided or may from time to time in the future provide banking and other services to us in the ordinary course of their business. Wells Fargo Bank, N.A. is a lender under our revolving credit agreement and our Term Loan. Wells Fargo Securities, LLC, an affiliate of the trustee, is one of the underwriters for this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial authority and administrative interpretations, all as of the date of this prospectus supplement, and all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring, owning or disposing of the notes.

The notes offered hereby are an additional issue of our 5.875% Senior Notes due 2026, issued in an aggregate principal amount of $250,000,000. We intend, for U.S. federal income tax purposes, and the following discussion assumes, that the notes offered hereby will be treated as part of the same issue as the existing notes and will have the same issue date and the same issue price as the existing notes for U.S. federal income tax purposes.

This discussion is limited to holders who purchase the notes in this offering for cash at a price set forth on the front cover of this prospectus supplement and who hold the notes as capital assets (generally, property held for investment). This discussion does not address any U.S. federal tax considerations other than U.S. federal income tax considerations (such as estate and gift tax considerations), or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	former U.S. citizens or long-term residents of the United States;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities and holders of interests therein.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partnerships considering an investment in the notes, and partners in such partnerships, should consult their tax advisors as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of the notes.

INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Certain Additional Payments

In certain circumstances (see “Description of Notes—Optional Redemption”), we may elect to redeem the notes prior to maturity or to pay amounts on the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the U.S. Treasury Regulations relating to “contingent payment debt instruments.” We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. It is possible that the IRS may take a different position, in which case, if such position is sustained, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You are encouraged to consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

The following summary will apply to you if you are a U.S. holder of the notes. You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Interest on the Notes

Interest on the notes (other than pre-issuance accrued interest described below) generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Pre-Issuance Accrued Interest

A portion of the purchase price of the notes is attributable to the amount of interest accrued for the period from October 1, 2016, until the date of issuance (the “pre-issuance accrued interest”). Nevertheless, we will treat the notes for U.S. federal income tax purposes as having been purchased for a price that does not include any pre-issuance accrued interest. If the notes are so treated, the portion of the first stated interest payment equal to the pre-issuance accrued interest will be treated as a non-taxable return of such pre-issuance accrued interest and, accordingly, will not be taxable as interest on the notes.

Amortizable Bond Premium

If your purchase price for a note (excluding any amount of pre-issuance accrued interest) exceeds the note’s stated principal amount, you will be treated as having purchased the note with ‘‘amortizable bond premium’’ equal in amount to such excess. You generally may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest income otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, because the notes may be redeemed by us prior to maturity at a premium, special rules apply that may reduce or eliminate the amount of premium that you may amortize with respect to the notes. If you elect to amortize any premium on the notes, you must reduce your adjusted tax basis in the notes by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on a disposition of the note. You should consult your own tax advisor about the advisability and effects of making such an election and any special rules that may apply as a result of our right to redeem the notes prior to maturity.

Disposition of the Notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note equal to the difference, if any, between the proceeds you receive (excluding any proceeds attributable to accrued but unpaid interest (other than pre-issuance accrued interest), which will be taxable as ordinary interest income to the extent you have not previously included such amounts in income) and your adjusted tax basis in the note. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note (other than with respect to any pre-issuance accrued interest), decreased by the amount of any amortizable bond premium previously amortized. Any gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of, notes held by you, and backup withholding will apply to such payments unless you provide to the applicable withholding agent your taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Additional Tax on Net Investment Income

An additional 3.8% tax is imposed on the “net investment income” of certain United States citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of property, such as the notes, less certain deductions. You are encouraged to consult your tax advisor with respect to this additional tax and its applicability in your particular circumstances.

Tax Consequences to Non-U.S. Holders

The following summary will apply to you if you are a non-U.S. holder of notes. You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Interest on the Notes

Subject to the discussion of backup withholding and FATCA withholding, below, payments to you of interest (including, for this purpose, any pre-issuance accrued interest) on the notes generally will not be subject to U.S. federal income tax and will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status, as described below, and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively);

•

you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption generally applies only if you also appropriately certify as to your foreign status. You can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) to the applicable withholding agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (i) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an income tax treaty, or (ii) the payments of such interest are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by you in the United States) and you meet the certification requirements described below. (See “—Income or Gain Effectively Connected with a U.S. Trade or Business.”)

The certifications described above and below must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but you qualify for a reduced rate under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld if you timely provide the required information or appropriate claim form to the IRS.

Disposition of the Notes

Subject to the discussion of backup withholding and FATCA withholding, below, you generally will not be subject to U.S. federal income tax on any gain (excluding any amount attributable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Interest on the Notes”) realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such gain is attributable); or

•	you are a non-resident alien individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax in the manner described under “—Income or Gain Effectively Connected with a U.S. Trade or Business.” If you are a non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% (or lower applicable income tax treaty rate) U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses.

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest on the notes (excluding any pre-issuance accrued interest) or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such interest or gain is attributable), then the interest income or gain will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if you were a U.S. holder. Effectively connected interest income will not be subject to U.S. federal withholding tax if you satisfy certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form). In addition, if you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate, unless an applicable income tax treaty provides for a lower rate. For this purpose, interest received on a note and gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by you of a U.S. trade or business.

Information Reporting and Backup Withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities of the country in which you reside or are established under the provisions of a specific treaty or agreement.

Backup withholding generally will not apply to payments to you of interest on a note if the certification described in “—Tax Consequences to Non-U.S. Holders—Interest on the Notes” is duly provided or you otherwise establish an exemption.

Proceeds from the disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor IRS Form W-8) and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any proceeds from the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it has certain relationships with the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Withholding on Payments to Certain Foreign Entities

Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA”) impose a 30% U.S. federal withholding tax on payments of interest on the notes and on the gross proceeds from the sale or other disposition of the notes (if such sale or other disposition occurs after December 31, 2018), if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes. You should consult your tax advisor regarding the effects of FATCA on your investment in the notes.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The notes may be purchased and held by or with the assets of an employee benefit plan subject to Title I of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), an individual retirement account or other plan subject to Section 4975 of the Code or an employee benefit plan sponsored by a state or local government or otherwise subject to laws that include restrictions substantially similar to ERISA and Section 4975 of the Code (any such law, a “Similar Law”). A fiduciary of an employee benefit plan subject to ERISA, Section 4975 of the Code or any Similar Law must determine that the purchase and holding of the notes are consistent with its fiduciary duties under ERISA, Section 4975 of the Code or any Similar Law. Such fiduciary, as well as any other prospective investor subject to ERISA, Section 4975 of the Code or any Similar Law, must also determine that its purchase and holding of the notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA, Section 4975 of the Code or any Similar Law. Among other things, these sections prohibit the lending of money and other extensions of credit between an employee benefit plan or individual retirement account or annuity (“IRA”) and a party in interest (as defined in ERISA) or disqualified person (as defined in the Code) with respect to such plan or IRA, unless such transaction is covered by an exemption. The notes constitute an extension of credit by the purchaser to us. Accordingly, each purchaser and transferee of the notes who is subject to ERISA, Section 4975 of the Code or a Similar Law will be deemed to have represented by its acquisition and holding of the notes that its acquisition and holding of the notes does not constitute or give rise to a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law. Such purchaser or transferee should consult legal counsel before purchasing the notes. Nothing herein shall be construed as a representation that an investment in the notes would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, an employee benefit plan, IRA or other plan subject to ERISA, Section 4975 of the Code or a Similar Law.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions stated in the underwriting agreement, we have agreed to sell to the underwriters named below, and the underwriters, for whom Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Securities Americas Inc. and TD Securities (USA) LLC are acting as joint book-running managers and representatives, have severally (and not jointly) agreed to purchase from us, the principal amount of notes appearing opposite their respective names below.

Underwriters	Principal Amount of the Notes
Citigroup Global Markets Inc.	$98,625,000
Goldman, Sachs & Co.	98,625,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	98,625,000
MUFG Securities Americas Inc.	98,625,000
TD Securities (USA) LLC	98,625,000
PNC Capital Markets LLC	41,250,000
Scotia Capital (USA) Inc.	41,250,000
SMBC Nikko Securities America, Inc.	41,250,000
SunTrust Robinson Humphrey, Inc.	41,250,000
Wells Fargo Securities, LLC	41,250,000
BNP Paribas Securities Corp.	9,375,000
Citizens Capital Markets, Inc.	9,375,000
U.S. Bancorp Investments, Inc.	9,375,000
Comerica Securities, Inc.	7,500,000
Deutsche Bank Securities Inc.	7,500,000
Fifth Third Securities, Inc.	7,500,000

Total	$750,000,000

The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The underwriters are obligated, severally and not jointly, to purchase all of the notes if they purchase any of the notes. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, under certain limited circumstances, the underwriting agreement may be terminated.

Underwriting Discounts and Expenses

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at the public offering price less a concession not to exceed 0.400% of the principal amount. In addition, the underwriters may allow, and those selected dealers may re-allow, a selling concession not to exceed 0.250% of the principal amount. After the initial offering of the notes to the public, the underwriters may change the public offering price and the other selling terms.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes.

	Paid by HollyFrontier
	Per Note	Total
5.875% Senior Notes due 2026	0.650%	$4,875,000

We estimate that our total expenses of this offering, excluding the underwriting discount, will be approximately $400,000. We have also agreed to reimburse the underwriters for certain of their expenses in an amount not to exceed $15,000.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, covering transactions and stabilizing transactions. Short sales involve sales of notes in excess of the amount of notes to be purchased by the underwriters in the offering, which creates a short position. Stabilizing transactions consist of bids for or purchases of notes in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when it repurchases notes originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for the listing of the notes on any securities exchange or on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making activities at any time in their sole discretion. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Conflicts of Interest

As described in “Use of Proceeds,” a portion of the net proceeds from this offering will be used to repay outstanding borrowings under our Term Loan. Certain affiliates of the underwriters are lenders under our Term Loan. Because affiliates of Citigroup Global Markets Inc., TD Securities (USA) LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, each will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under our Term Loan, each of Citigroup Global Markets Inc., TD Securities (USA) LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC are deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as the notes will be rated by one or more of the nationally recognized statistical rating organizations in one of the four highest generic rating categories. Pursuant to FINRA Rule 5121, Citigroup Global Markets Inc., TD Securities (USA) LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which activities may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have from time to time provided, and in the future may provide, certain investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future would receive, customary fees. In particular, certain affiliates of Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Securities Americas Inc., TD Securities (USA) LLC, PNC Capital Markets LLC, Scotia Capital (USA) Inc., SMBC Nikko Securities America Inc., SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, U.S. Bancorp Investments, Inc., Comerica Securities, Inc., Deutsche Bank Securities Inc. and Fifth Third Securities, Inc. are agents and/or lenders under our revolving credit agreement, and certain affiliates of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Securities Americas Inc., TD Securities (USA) LLC, PNC Capital Markets LLC, Scotia Capital (USA) Inc., SMBC Nikko Securities America Inc., SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, BNP Paribas Securities Corp., Citizens Capital Markets, Inc. and Fifth Third Securities, Inc. are agents and/or lenders under our Term Loan. Further, TD Securities (USA) LLC is also the sole arranger under our Term Loan.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

An affiliate of Wells Fargo Securities, LLC will serve as trustee under the indenture governing the notes.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall result in a requirement for the Company or any Underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

This offering memorandum has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this offering memorandum may only do so in circumstances in which no obligation arises for the Company or the Underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Underwriters has authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the Underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

Each underwriter has also represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorised person, apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong

Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

The validity of the notes offered hereby is being passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas, as our counsel. Certain legal matters in connection with this offering are being passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of HollyFrontier Corporation appearing in our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “Commission” or “SEC”) (File No. 001-03876). Our SEC filings are available to the public through the Internet at the Commission’s website at http://www.sec.gov. You may also read and copy any document we file with the Commission at the Commission’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-732-0330. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We make available free of charge on our Internet website at http://www.hollyfrontier.com all of the documents that we file with the Commission as soon as reasonably practicable after we electronically file those documents with the Commission. Information on our website or any other website is not incorporated herein by reference, and does not constitute part of this prospectus supplement or the accompanying prospectus unless specifically so designated and filed with the Commission.

INCORPORATION BY REFERENCE

The Commission allows us to incorporate by reference into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring you to the documents we file with the Commission. The information incorporated herein by reference is considered to be part of this prospectus supplement, and later information that we file with the Commission will automatically update and supersede information in this prospectus supplement and information previously filed with the Commission. Therefore, before you decide to invest in the notes, you should check for reports we may have filed with the Commission after the date of this prospectus supplement.

We incorporate by reference into this prospectus supplement the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering. Nothing in this prospectus supplement shall be deemed to incorporate information furnished to, but not filed with, the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit):

•

our Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 24, 2016, including those portions of our definitive proxy statement on Schedule 14A, filed on March 24, 2016, incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, filed on May 4, 2016; June 30, 2016, filed on August 3, 2016, and September 30, 2016, filed on November 3, 2016; and

•

the Current Reports on Form 8-K filed on February 23, 2016; March 17, 2016; March 22, 2016; April 29, 2016; May 16, 2016; August 11, 2016; October 5, 2016, October 31, 2016, November 9, 2016 and November 16, 2016.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents. Requests for such documents or exhibits should be directed to:

HollyFrontier Corporation

Attn: Senior Vice President, General Counsel and Secretary

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Telephone number: (214) 871-3555

PROSPECTUS

HollyFrontier Corporation

SENIOR DEBT SECURITIES

COMMON STOCK

We may from time to time, in one or more offerings, offer and sell senior debt securities or common stock.

We may offer and sell these securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus provides you with only a general description of these securities and the manner in which we will offer these securities. The specific terms of any securities that we offer will, if not included in this prospectus or information incorporated by reference herein, be included in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is listed on the New York Stock Exchange under the trading symbol “HFC.”

Investing in our securities involves risk. Before you make an investment in our securities, you should read “Risk Factors” beginning on page 1 and carefully read and consider the risk factors incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2015.

“Our,” “we,” “us” and “HollyFrontier” as used in this prospectus refer to HollyFrontier Corporation or to HollyFrontier and its subsidiaries collectively, as the context requires.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. This prospectus provides you with a general description of the securities that are registered hereunder that may be offered by us. Each time we offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

Any prospectus supplement may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in any prospectus supplement. The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the Commission. Therefore, before you invest in our securities, you should carefully read this prospectus and any prospectus supplement relating to the securities offered to you together with the additional information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” and “Documents Incorporated by Reference” in both this prospectus and any prospectus supplement).

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor anyone acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY

We are principally an independent petroleum refiner that produces high-value refined products such as gasoline, diesel fuel, jet fuel, specialty lubricant products, and specialty and modified asphalt. We own and operate refineries having a combined crude oil processing capacity of 443,000 barrels per day that serve markets throughout the Mid-Continent, Southwest and Rocky Mountain regions of the United States. Our refineries are located in El Dorado, Kansas; Tulsa, Oklahoma, which comprise two production facilities, the Tulsa West and East facilities; a petroleum refinery in Artesia, New Mexico, which operates in conjunction with crude, vacuum distillation and other facilities situated 65 miles away in Lovington, New Mexico; Cheyenne, Wyoming and Woods Cross, Utah.

Our principal corporate offices are located at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201 and our telephone number is (214) 871-3555.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the Commission (File No. 001-03876). Our filings with the Commission are available to the public through the Internet at the Commission’s website at http://www.sec.gov. You may also read and copy any document we file with the Commission at its Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-732-0330. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

i

We make available free of charge on our Internet website at http://www.hollyfrontier.com all of the documents that we file with the Commission as soon as reasonably practicable after we electronically file those documents with the Commission. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute part of this prospectus unless specifically so designated and filed with the Commission.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to the documents we file with it. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede information in this prospectus and information previously filed with the Commission. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the Commission after the date of this prospectus.

We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) before the filing of a post-effective amendment to the registration statement of which this prospectus is a part that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold (other than information furnished and not filed with the Commission):

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 25, 2015, including those portions of our definitive proxy statement on Schedule 14A, filed on March 26, 2015, incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015, and September 30, 2015, filed on May 6, 2015, August 5, 2015, and November 5, 2015, respectively;

•	the Current Reports on Form 8-K filed on March 16, 2015, May 15, 2015, October 21, 2015, and November 3, 2015; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed on April 20, 2004, and any subsequent amendment thereto filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents. Requests for such documents or exhibits should be directed to:

HollyFrontier Corporation

Attn: Senior Vice President, General Counsel and Secretary

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Telephone number: (214) 871-3555

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and some of the documents we incorporate by reference contain various “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus or the documents we have incorporated herein or therein by reference, words such as “anticipate,” “project,” “expect,” “plan,”

ii

“goal,” “forecast,” “intend,” “should,” “would,” “could,” “believe,” “may” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in our markets;

•	the demand for and supply of crude oil and refined products;

•	the spread between market prices for refined products and market prices for crude oil;

•	the possibility of constraints on the transportation of refined products;

•	the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines;

•	effects of governmental and environmental regulations and policies;

•	the availability and cost of our financing;

•	the effectiveness of our capital investments and marketing strategies;

•	our efficiency in carrying out construction projects;

•	our ability to acquire refined product operations or pipeline and terminal operations on acceptable terms and to integrate any existing or future acquired operations;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in our filings with the Commission.

This summary discussion should be read in conjunction with the discussion of the known material risk factors and other cautionary statements under the heading “Risk Factors” included in this prospectus, any prospectus supplement, in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, and in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each incorporated by reference herein. All forward-looking statements included in this prospectus and all subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by those cautionary statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, as supplemented by our Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference, and those risk factors that may be included in the applicable prospectus supplement together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from any sale of securities described in this prospectus for general corporate purposes, which may include, among other things, funding acquisitions of assets or businesses, working capital, capital expenditures, investments in subsidiaries, the repayment or retirement of existing debt or the repurchase of common stock or other securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of calculating the ratio of earnings to fixed charges, earnings represents pre-tax income adjusted for undistributed earnings/loss of equity method investments and before deducting fixed charges. Fixed charges include interest and 33.33% of total rental expense, which is the portion deemed to be interest. Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months Ended September 30,	Years Ended December 31,
	2015	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	25.2	7.2	13.0	22.8	16.1	3.1

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our general senior unsecured obligations. We will issue the debt securities under an indenture to be entered into between us and U.S. Bank National Association, as trustee, which we refer to herein as the “indenture.” We have summarized selected provisions of the indenture and the debt securities below. This summary is not complete. For a complete description, we encourage you to read the indenture. A form of the indenture is filed with the Commission as an exhibit to the registration statement of which this prospectus forms a part, and we will include any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the Commission in connection with that offering. Please read “Where You Can Find More Information” and “Documents Incorporated by Reference.”

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “we,” “us,” “our” or “HollyFrontier” are references to HollyFrontier Corporation only.

Ranking

The debt securities will constitute senior debt and will rank equally with all of our other unsubordinated debt. The indenture does not limit the amount of debt securities that can be issued under the indenture or the amount of additional indebtedness we or any of our subsidiaries may incur. We may issue debt securities under the indenture from time to time in one or more series, each in an amount we authorize prior to issuance. The trustee will authenticate and deliver debt securities executed and delivered to it by us as set forth in the indenture.

We are organized as a holding company that owns subsidiary companies. Our subsidiary companies conduct substantially all of our business. The holding company structure results in two principal risks:

•	Our subsidiaries may be restricted by contractual provisions or applicable laws from providing us the cash that we need to pay parent company debt service obligations, including payments on the debt securities.

•	In any liquidation, reorganization or insolvency proceeding involving us, your claim as a holder of the debt securities will be effectively junior to the claims of holders of any indebtedness or preferred stock of our subsidiaries.

Terms

The prospectus supplement relating to any series of debt securities we are offering will include specific terms relating to that offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable;

•	any interest rate, or the method of determining the interest rate, on the debt securities, the date from which interest will accrue, interest payment dates and record dates;

•	any right to defer interest payments by extending the interest payment periods and the duration of the extension;

•	if other than as set forth in this prospectus, the place or places where payments on the debt securities will be payable;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the debt securities;

•	any provisions for the remarketing of the debt securities;

•	any changes or additions to the events of default or covenants;

•	whether we will issue the debt securities in individual certificates to each holder in registered or bearer form, or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the denominations in which we will issue the debt securities, if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	the terms of any right to convert debt securities into shares of our common stock or other securities or property;

•	whether payments on the debt securities will be payable in foreign currency or currency units (including composite currencies) or another form;

•	any provisions that would determine the amount of principal, premium, if any, or interest, if any, on the debt securities by references to an index or pursuant to a formula;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any limit on our right to pay dividends on, make distributions with respect to, redeem or purchase any of our capital stock; and

•	any other terms of the debt securities not inconsistent with the indenture.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. We will describe in the prospectus supplement any material U.S. federal income tax consequences applicable to those securities.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Restrictive Covenants

We have agreed to two principal restrictions on our activities for the benefit of holders of the debt securities. Unless waived or amended, the restrictive covenants summarized below will apply to a series of debt securities issued under the indenture as long as any of those debt securities is outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description terms that we have defined below under “— Glossary.”

Limitations on Liens

We have agreed that when any debt securities are outstanding neither we nor any of our Principal Domestic Subsidiaries will create or assume any liens upon any Principal Property or capital stock of any of our Principal Domestic Subsidiaries unless those debt securities are secured equally and ratably with or prior to the indebtedness secured by the lien. This covenant has exceptions that permit:

•	subject to certain limitations, any lien created to secure all or part of the purchase price of any property or to secure a loan made to finance the acquisition of the property described in such lien;

•	subject to certain limitations, any lien existing on any property at the time of its acquisition or any lien created on property acquired or constructed by us not later than 24 months thereafter;

•	subject to certain limitations, any lien created in connection with the operation or use of any property acquired or constructed by us and created within 12 months after the acquisition, construction or commencement of full operations on the property, whichever is later;

•	subject to certain limitations, any lien existing on any property or stock or other equity interests of an entity at the time it is acquired by us or any Subsidiary, whether through merger, consolidation, purchase of assets or otherwise;

•	any mechanic’s or materialmen’s lien or any lien related to workmen’s compensation or other insurance;

•	any lien arising by reason of deposits with or the giving of any form of security to any governmental agency, including for taxes and other governmental charges;

•	liens for taxes or charges which are not delinquent or are being contested in good faith;

•	liens due to zoning, planning and environmental laws and ordinances and governmental regulations; minor defects or irregularities in or encumbrances on the titles to properties which in the aggregate do not materially impair the use of our property; easements, exceptions or reservations in any of our property granted or reserved for the purpose of pipelines, roads, telecommunication equipment and cable, streets, alleys, highways, railroad purposes, the removal of oil, gas, coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, facilities and equipment, which do not materially impair the use of our property, or materially detract from the value of the property subject thereto;

•	any judgment lien the execution of which has been stayed or which has been appealed and secured, and are being contested in good faith;

•	any lien incidental to the conduct of our business which was not incurred in connection with the borrowing of money or the obtaining of advances or credit and which does not materially interfere with the conduct of our business;

•	any intercompany lien;

•	any lien on current assets created to secure indebtedness and letter of credit reimbursement obligations incurred in connection with the extension of working capital financing;

•	any lien existing on the date of the indenture;

•	liens incurred in connection with the borrowing of funds, if such funds are used within 120 days to repay indebtedness of at least an equal amount secured by a lien on our property having a fair market value at least equal to the fair market value of the property securing the new lien;

•	subject to an aggregate limit of $200 million, any lien on cash, cash equivalents or other account holdings securing derivative obligations;

•	liens securing industrial development, pollution control or other revenue bonds issued or guaranteed by the United States of America, or any State, or any department, agency, instrumentality or political subdivision of either;

•	subject to certain limitations, the renewal, refunding or extension of maturity of certain liens described above; or

•	subject to an aggregate limit of 15% of our consolidated adjusted net assets, any liens not otherwise permitted by any of the other exceptions set forth in the indenture.

Limitations on Sale/Leaseback Transactions

We have agreed that neither we nor our Principal Domestic Subsidiaries will enter into any sale/leaseback transactions with regard to any Principal Property, providing for the leasing back to us or a Principal Domestic Subsidiary by a third party for a period of more than three years of such Principal Property which has been or is to be sold or transferred by us or such Principal Domestic Subsidiary to such third party or to any other person. This covenant has exceptions that permit transactions of this nature under the following circumstances:

•	we would be entitled, pursuant to the “Limitations on Liens” covenant described above, to incur indebtedness secured by a lien on the property to be leased, without equally and ratably securing the debt securities then outstanding; or

•	within 12 months after the effective date of such sale/leaseback transaction, we apply an amount equal to the value of such transaction, subject to certain limitations:

•	to the voluntary retirement of funded debt, or

•	to the direct or indirect acquisition, construction, improvement or expansion of another Principal Property, including through acquisition of a Principal Domestic Subsidiary.

In addition, we are permitted to enter into sale/leaseback transactions with Holly Logistic Services, L.L.C., Holly Energy Partners, L.P. and their respective Subsidiaries without any limitations. We are also permitted to enter into other sale/leaseback transactions in an aggregate principal amount not exceeding, together with indebtedness secured by liens permitted by the last bullet discussed under the “Limitations on Liens” covenant described above, 15% of our consolidated adjusted net assets.

Glossary

We define the following terms in the indenture. We use them here with the same definitions. Generally accepted accounting principles should be used to determine all items in this section, unless otherwise indicated.

“Consolidated adjusted net assets” means the total amount of assets shown on the consolidated balance sheet of us and our Subsidiaries, prepared in accordance with generally accepted accounting principles, less (i) all current liabilities (excluding the amount of those liabilities that are by their terms extendable or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term debt); and (ii) total prepaid expenses and deferred charges.

“Funded debt” means generally any indebtedness of us or our Subsidiaries for money borrowed, created, issued, incurred, assumed or guaranteed which would be classified as long-term debt or capital lease obligations.

“Principal Domestic Subsidiary” means any Subsidiary (i) that has substantially all its assets in the United States and (ii) that owns a Principal Property.

“Principal Property” means any of our or our Subsidiaries’ refineries in the United States. This term excludes any refinery that in our opinion is not material to our and our Subsidiaries’ total business conducted as an entirety or any portion of a particular property that is similarly found not to be material to the use or operation of such property. This term also excludes any transportation or marketing facilities or assets.

“Subsidiary” means any entity of which at the time of determination we or one or more of our Subsidiaries owns or controls directly or indirectly more than 50% of the shares of voting stock or the outstanding partnership or similar interests and any limited partnership (i) of which we or any one of our Subsidiaries is a general partner and (ii) which is consolidated with us for financial reporting purposes; provided that Holly Logistic Services, L.L.C. and Holly Energy Partners, L.P. and their respective Subsidiaries, for so long as Holly Energy Partners, L.P. is not wholly owned, directly or indirectly, by us, in each case shall be deemed not to be Subsidiaries.

“wholly owned” means, when used with reference to an entity, an entity of which all of the outstanding capital stock (except for qualifying shares) or partnership or similar interests, as applicable, is owned by us or by one or more of our wholly owned Subsidiaries.

Consolidation, Merger and Sale

We have agreed in the indenture that we will consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only if:

•	we are the continuing corporation, or

•	we are not the continuing corporation, but the successor is organized and existing under the laws of any U.S. jurisdiction and assumes all of our obligations under the indenture and the debt securities, and

•	in either case, immediately after giving effect to the transaction, no default or event of default would occur and be continuing under the indenture.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following are events of default under the indenture with respect to a series of debt securities issued under the indenture:

•	our failure to pay interest on any debt security of that series for 30 days;

•	our failure to pay principal of or any premium on any debt security of that series when due;

•	our failure to make any sinking fund payment for any debt security of that series when due;

•	our failure to perform any of our other covenants or breach of any of our other warranties in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities, and that failure continues for 60 days (or in the case of certain reporting obligations, 180 days) after written notice is given or received as provided in the indenture;

•	certain bankruptcy, insolvency or reorganization events involving us; and

•	any other event of default we may provide for that series.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default may declare the principal amount of and accrued interest on all the debt securities of that series to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and accrued interest on all the debt securities issued under the indenture will become immediately due and payable without any action on the part of the trustee or any holder.

After any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts;

•	any interest on overdue interest, to the extent legally permitted; and

•	all amounts due to the trustee under the indenture, and

•	all events of default with respect to that series of debt securities, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived.

In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered to the trustee indemnity reasonably satisfactory to the trustee. Subject to this provision for indemnification, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

The indenture requires us to furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in performance.

Modification and Waiver

We may modify or amend the indenture without the consent of any holders of the debt securities in certain circumstances, including to:

•	evidence the assumption of our obligations under the indenture and the debt securities by a successor;

•	add further covenants for the benefit of the holders;

•	cure any ambiguity or correct any defect or inconsistency in the indenture, or make any other provision that is not inconsistent with the indenture and does not adversely affect the interests of the holders in any material respect;

•	establish the form or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

We may modify or amend the indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment. Without the consent of the holder of each outstanding debt security affected, however, no modification may:

•	change the stated maturity of the principal of, or any installment of interest on, any debt security;

•	reduce the principal amount of, the rate of interest on, or the premium payable on, any debt security;

•	reduce the amount of principal of discounted debt securities payable upon acceleration of maturity due to an event of default;

•	change the place of payment or the currency in which any debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on any debt security; or

•	reduce quorum or voting rights.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may waive past defaults by us under the indenture with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

Discharge

We will be discharged from all obligations relating to any series of debt securities, except for certain surviving obligations to register the transfer or exchange of the debt securities and any right by the holders to receive additional amounts under the indenture if:

•	all debt securities of that series previously authenticated and delivered under the indenture have been delivered to the trustee for cancellation, or

•	all debt securities of that series have become due and payable or will become due and payable within one year, at maturity or by redemption, and we deposit with the trustee, in trust, sufficient money to pay the entire indebtedness of all the debt securities of that series on the dates the payments are due in accordance with the terms of the debt securities.

To exercise the right of deposit described above, we must pay all other sums payable under the indenture, and deliver to the trustee an opinion of counsel and an officers’ certificate stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

Form, Exchange, Registration and Transfer

Unless we inform you otherwise in the prospectus supplement, we will issue the debt securities only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Debt securities will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms in such authorized denominations as may be requested. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any transfer or exchange of the debt securities. We may, however, require payment of any tax or other governmental charge payable for the registration of the transfer or exchange.

We will appoint the trustee as security registrar for the debt securities. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional offices or agencies for transfers and exchanges of any series of debt securities.

We will not be required to:

•	issue, register the transfer of or exchange debt securities of a series during a period beginning 15 business days prior to the day of mailing of a notice of redemption of debt securities of that series selected for redemption and ending on the close of business on the day of mailing of the relevant notice, or

•	register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security we are redeeming in part.

Payment and Paying Agents

Unless we inform you otherwise in the prospectus supplement, principal and interest will be payable, and the debt securities will be transferable and exchangeable, at the office or offices of the trustee or any paying agent we designate. At our option, we will pay interest on the debt securities by check mailed to the holder’s registered address or by wire transfer for global debt securities. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the persons in whose name the debt securities are registered at the close of business on the record date for each interest payment date.

In most cases, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment.

Book-Entry and Settlement

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. The prospectus supplement will describe:

•	any circumstances under which beneficial owners may exchange their interests in a global debt security for certificated debt securities of the same series with the same total principal amount and the same terms;

•	the manner in which we will pay principal of and any premium and interest on a global debt security; and

•	the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Notices

Notices to holders will be given by mail to the addresses of such holders as they appear in the security register.

Governing Law

New York law will govern the indenture and the debt securities.

The Trustee

U.S. Bank National Association is the trustee under the indenture.

If an event of default occurs and is continuing, the trustee will be required in the exercise of its rights and powers to use the degree of care and skill of a prudent person under the circumstances in the conduct of his own affairs. The trustee may resign at any time or the holders of a majority in principal amount of the debt securities may remove the trustee. If the trustee resigns, is removed or becomes incapable of acting as trustee or if a vacancy occurs in the office of the trustee for any reason, we will appoint a successor trustee in accordance with the provisions of the indenture.

If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on certain property received for any claim, as security or otherwise. The trustee may engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict, resign or obtain permission of the Commission to continue as trustee, as required under the Trust Indenture Act of 1939.

DESCRIPTION OF COMMON STOCK

We have summarized selected aspects of our common stock below. The summary is not complete. For a complete description, you should refer to our certificate of incorporation and by-laws, each as amended and restated, which are exhibits to the registration statement of which this prospectus is a part.

Common Stock

Our authorized common stock consists of 320,000,000 shares, par value $0.01 per share. Each share of common stock is entitled to participate equally in dividends as and when declared by our board of directors. The payment of dividends on our common stock may be limited by obligations we may have to holders of any preferred stock. For information regarding restrictions on payments of dividends, see the prospectus supplement applicable to any issuance of common stock.

Common stockholders are entitled to one vote for each share held on all matters submitted to them. Our common stock does not have cumulative voting rights, meaning that holders of a majority of the shares of common stock voting for the election of directors can elect all the directors if they choose to do so.

If we liquidate or dissolve our business, the holders of common stock will share ratably in the distribution of assets available for distribution to stockholders after creditors are paid and preferred stockholders receive their distributions. The shares of common stock have no preemptive rights and are not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.

All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we offer under this prospectus will be fully paid and nonassessable.

Our common stock is listed on the NYSE and trades under the symbol “HFC.”

Liability of Our Directors

As permitted by the Delaware General Corporation Law, we have included in our amended and restated certificate of incorporation a provision that limits our directors’ liability for monetary damages for breach of such director’s duty as a director. The provision does not affect the liability of a director:

•	for any breach of his or her duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for the declaration or payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; and

•	for any transaction from which the director derived an improper personal benefit.

Anti-Takeover Provisions

The provisions of Delaware law, our certificate of incorporation and our by-laws, each as amended and restated, summarized below may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for our common stock.

Preferred Stock

Our authorized preferred stock consists of 5,000,000 shares, par value $1.00 per share, issuable in series. Our board of directors can, without action by stockholders, issue one or more series of preferred stock. The board can determine for each series the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations. In some cases, the issuance of preferred stock could delay or discourage a change in control of us.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.

Stockholder Proposals and Director Nominations

Our stockholders can submit stockholder proposals and nominate candidates for our board of directors if the stockholders follow advance notice procedures described in our amended and restated by-laws. Generally, stockholders must submit a written notice between 90 and 120 days before the first anniversary of the date of our previous year’s annual stockholders’ meeting.

To make stockholder proposals, the notice must include, among other things: a description of the proposal; the reasons for bringing the proposal before the meeting; the name and address of the stockholder and any Stockholder Associated Person; the class and number of shares owned by the stockholder and any Stockholder Associated Person; any derivative interests or other interests held by the stockholder and any Stockholder Associated Person; a list of all transactions in our securities in the six months before the date of notice by the stockholder or any Stockholder Associated Person; any interest of the stockholder or any Stockholder Associated Person in the proposal; a description of any voting agreements with respect to our securities between the stockholder, any Stockholder Associated Person and any other person; a description of the economic terms of any derivative securities or voting agreements; and a representation by the stockholder that he or she is a holder of record of capital stock of HollyFrontier entitled to vote at such annual meeting and that he or she intends to appear in person or by proxy at the annual to propose such business. For purposes of this section, a “Stockholder Associated Person” is (i) any beneficial owner of shares of stock of HollyFrontier on whose behalf any proposal or nomination is made by such stockholder; (ii) any affiliates or associates of such stockholder or any beneficial owner described in clause (i); and (iii) each other person with whom any of the persons described in the foregoing clauses (i) and (ii) either is acting in concert with respect to HollyFrontier or has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any capital stock of HollyFrontier or to cooperate in obtaining, changing or influencing the control of HollyFrontier.

To nominate directors, the notice must include the same information required for a stockholder proposal, as well as: information about the nominee required by the Commission; a representation that the stockholder is a holder of record of capital stock of HollyFrontier entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and a representation as to whether the stockholder or any Stockholder Associated Person intends, or is part of a group that intends, to (i) deliver a proxy statement and form of proxy to holders of at least the percentage of the outstanding capital stock of HollyFrontier required to elect the nominee or (ii) otherwise solicit proxies or votes from stockholders in support of such nomination. Director nominees must meet certain requirements set forth in our amended and restated by-laws.

In each case, if we have changed the date of the annual meeting by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, a stockholder’s notice must be received not less than 90 days nor more than 120 days prior to such annual meeting date or, if the public disclosure of such annual meeting is less than 100 days prior to the date of such annual meeting, a stockholder’s notice must be received no later than the seventh day following the day on which the public disclosure of the date of such meeting was made.

Director nominations and stockholder proposals that are late or that do not include all required information may be rejected. This could prevent stockholders from bringing certain matters before an annual meeting, including making nominations for directors.

Stockholder Meetings; Action by Written Consent

Pursuant to our amended and restated by-laws, special meetings of stockholders may be called by the Chief Executive Officer or at the request in writing of a majority of our board of directors, a majority of the Executive Committee of HollyFrontier, or of stockholders owning a majority of the outstanding shares of our common stock. At any special meeting of the stockholders, only such nominations or business may be conducted or considered as shall have been properly brought before the meeting pursuant to the notice of meeting.

Our stockholders may act by written consent without a meeting, subject to the requirements in our amended and restated by-laws for setting a record date for the written consent. Any stockholder seeking to have the stockholders authorize or take corporate action must request that our board of directors fix a record date. Such notice must include the same information required for a stockholder proposal and be submitted to our board of directors as described in our amended and restated by-laws.

Size of Board and Vacancies; Removal

Our amended and restated by-laws provide that our Board of Directors will consist of between three and fourteen directors, as determined by resolution of the Board. Vacancies on our Board of Directors shall be filled by a majority of the directors then in office.

Our amended and restated by-laws provide that at any meeting of the stockholders called for the purpose any director may, by vote of stockholders entitled to cast a majority of the votes then entitled to vote in the election of directors, be removed from office with or without cause.

Delaware Anti-takeover Statute

We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents us from engaging in a business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless one of the following is satisfied:

•	before that person became a 15% stockholder, our board of directors approved the transaction in which the stockholder became a 15% stockholder or approved the business combination;

•	upon completion of the transaction that resulted in the stockholder’s becoming a 15% stockholder, the stockholder owned at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); and

•	after the transaction in which that person became a 15% stockholder, the business combination is approved by our board of directors and authorized at a stockholders’ meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder.

Under Section 203, these restrictions also do not apply to certain business combinations proposed by a 15% stockholder following the disclosure of an extraordinary transaction with a person who was not a 15% stockholder during the previous three years or who became a 15% stockholder with the approval of a majority of our directors. This exception applies only if the extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became a 15% stockholder in the previous three years, or the successors of these directors.

Other Provisions

Our amended and restated by-laws provide that our amended and restated by-laws may be amended or repealed or new by-laws may be adopted only by the affirmative vote of the holders of not less than 67% of the stock issued and outstanding and entitled to vote at any regular or special meeting of the stockholders, if notice of the proposed alteration or amendment be contained in the notice of meeting, or by the affirmative vote of a majority of our Board of Directors.

Our amended and restated certificate of incorporation also provides that our Board of Directors is expressly authorized to amend or repeal our amended and restated by-laws.

Transfer Agent and Registrar

Wells Fargo Shareowner Services is our transfer agent and registrar.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all of the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. We will include in the prospectus supplement the names of the principal underwriters and the amounts underwritten.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 (the “Securities Act”) with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

Each series of offered securities will be a new issue and, other than our common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon by Vinson & Elkins L.L.P., Dallas, Texas, as our counsel. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements of HollyFrontier Corporation appearing in our Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of our internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Commission) given on the authority of such firm as experts in accounting and auditing.

$750,000,000

HollyFrontier Corporation

5.875% Senior Notes due 2026

PROSPECTUS SUPPLEMENT

November 16, 2016

Joint Book-Running Managers

Citigroup

BofA Merrill Lynch

Goldman, Sachs & Co.

MUFG

TD Securities

PNC Capital Markets LLC

Scotiabank

SMBC Nikko

SunTrust Robinson Humphrey

Wells Fargo Securities

Senior Co-Managers

BNP PARIBAS

Citizens Capital Markets

US Bancorp

Co-Managers

Comerica Securities

Deutsche Bank Securities

Fifth Third Securities